Exhibit 10.6

GRANDPARENTS.COM, INC.

September 15, 2016

Lee Lazarus

301 East 79 Street

New York, NY 10075

Re:	Executive Employment Agreement dated December 9, 2013 (the “Agreement”) between Grandparents.com, Inc. and you

Dear Lee:

This will serve as an amendment to the Agreement. Any capitalized term used in this letter which is not otherwise defined herein shall have the meaning ascribed to it in the Agreement. This letter amends the terms of the Agreement and your employment thereunder as follows:

1.                  Term. The term of your employment shall be modified to end on August 31, 2019. Any subsequent renewals shall be subject to the mutual agreement of the Company and the Executive.

2.                  Merger or Sale. Section 5.D of the Agreement is hereby terminated and no payment is or shall be due from the Company thereunder.

3.                  Severance. If the severance payment for one year's salary becomes due under clause (ii) of Section 5.F of the Agreement, such payment shall be payable in 12 equal monthly installments in accordance with the Company's regular payroll practices following the date of termination. Additionally, clause (vi) of Section 5.F of the Agreement is hereby terminated.

4.                  Ratification. Except as amended herein, all other terms of the Agreement shall remain in full force and effect.

Please indicate your acceptance of the terms of this letter amendment to the Agreement by signing where indicated below and returning a copy to me.

Sincerely,

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Steve Leber, Chief Executive Officer

Accepted and Agreed

/s/ Lee Lazarus

Lee Lazarus